Exhibit 3.2

                              LEVEL 8 SYSTEMS, INC.

                CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                       AND LIMITATIONS OF PREFERRED STOCK


                                   ARTICLE I

           Designation, Amount, Par Value, Liquidation Value And Rank

     1.1 The series of preferred stock shall be designated as Series B2 Convertible Redeemable Preferred Stock, ("Series B2 Preferred Stock" or "Preferred Stock"), and the number of shares so designated shall be 30,000 (which shall not be subject to increase without the consent of the Required Holders of the Series B2 Preferred Stock). Each share of Preferred Stock, $.001 par value per share, shall have a liquidation value of $1,000 per share (the "Liquidation Value"). The Board of Directors of the Company created the Series B2 Preferred Stock pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company pursuant to ss.151(g) of the General Corporation Law of the State of Delaware.

     1.2   The  Series  B2  Preferred  Stock  shall  rank  senior  to the
Junior Securities as to dividends, distributions and upon liquidation, dissolution or winding up. The Series B2 Preferred Stock shall rank junior to the Senior Securities as to dividends, distributions and upon liquidation, dissolution or winding up.

                                   ARTICLE II

                                    Dividends

     2.1 Holders of the Series B2 Preferred Stock ("Holders") shall not be entitled to receive any dividends unless such dividends are duly authorized and declared by the Board of Directors of the Company.

     2.2 So long as any Preferred Stock shall remain outstanding or unconverted, except pursuant to existing agreements of the Company on the date hereof, neither the Company nor any Subsidiary thereof shall, without the prior written consent of the Required Holders, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described herein) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities. The provisions of this Section 2.2 shall not, however, apply to (a) the acquisition of shares of any Junior Securities in exchange for shares of other Junior Securities, (b) the payment of cash dividends on the Common Stock to the extent that equivalent dividends are paid on the Preferred Stock, (c) any repurchase from former employees, directors or consultants in connection with the termination of employment or services as an employee, director or consultant that is approved by the Company's Board of Directors, (d) the redemption of the Series A2 Preferred Stock or (e) the redemption of the Warrants.

                                  ARTICLE III

                                  Voting Rights

     3.1 Except as expressly otherwise provided herein and as otherwise required by law, each Holder shall have the right to one vote for each share of Common Stock into which the shares of Series B2 Preferred Stock owned by such Holder could then be converted (taking into consideration the limitations contained in Section 8.2 hereof), and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, shall be entitled to notice of any stockholders' meeting in accordance with the Company's charter documents and shall be entitled to vote, together with the holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series B2 Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number. Furthermore, so long as not less than 85% of the shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote or consent of the Holders of more than 85% of the shares of the Preferred Stock then outstanding (the "Required Holders"), (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its, or their, Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders; provided, however, that amendment of other provisions of the Certificate of Incorporation so as to authorize or create by certificate of designation or otherwise, or to increase the authorized amount of, any Junior Securities, Senior Securities or any shares of any class or series ranking pari passu with the Preferred Stock shall not be deemed to affect adversely any rights of any Holder unless such authorization, creation or issuance of such Senior Securities or any shares of any class or series ranking pari passu with the Preferred Stock would cause the Company to exceed the Proceeds Limitation as described in Section 5.2 below, (d) increase the authorized number of shares of Preferred Stock or (e) enter into any agreement with respect to the foregoing. In addition to the foregoing, from and after the date that the Company has received gross proceeds in excess of the Proceeds Limitation (as described in Section 5.2 below), the Company shall not authorize or issue, or obligate itself to issue, any equity security having a preference over, or being on a parity with, the Preferred Stock with respect to dividends, conversion, liquidation, redemption or voting (including, without limitation, any securities, convertible into or exercisable or exchangeable for any such equity security), unless such issuance is approved by the Required Holders.

                                   ARTICLE IV

                                   Liquidation

     4.1 Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company legally available therefor, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Liquidation Value, plus all declared but unpaid dividends per share, before any distribution or payment shall be made to the Holders of any Junior Securities. If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders then the entire assets shall be distributed ratably to the Holders and the Holders of all securities ranking pari passu to the Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. A sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company or the consummation by the Company of a transaction or series of related transactions in which more than 40% of the voting power of the Company (excluding the Preferred Stock) is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Article VIII.

                                   ARTICLE V

                                Additional Rights

     5.1   Right of Holders to Receive Warrants.

     (a) Rights in the Event of a Subsequent Financing. The Holders are expressly entitled to receive up to 3,600,000 warrants to purchase shares of the Company's common stock, $.001 par value per share, at such time and from time to time as the Company issues and sells, or is deemed to have issued or sold, any shares of Common Stock or Common Stock Equivalents in a financing transaction (a "Subsequent Financing"). A Subsequent Financing shall include the issuance of Series C Preferred Stock and related warrants notwithstanding the fact that such event has occurred prior to the Original Issue Date. The number of warrants to be issued shall be the product of 3,600,000, multiplied by the quotient where (x) the numerator is the amount of gross proceeds received by the Company in connection with the Subsequent Financing, and (y) the denominator is 5,000,000. The warrants issued pursuant to this Section 5.1(a) shall be, as long as the Lead Investor (as defined below) holds any shares of Preferred Stock, issued 66 2/3% to the Lead Investor and the remaining 33 1/3% issued to the remaining Holders on a pro rata basis in accordance with such Holder's ownership percentage of the Preferred Stock not held by the Lead Investor. The terms of such warrants shall be identical in all material respects to the warrants issued to the purchasers in the Subsequent Financing, except that (i) the exercise period of such warrants shall be the greater of (a) three (3) years and (b) the exercise period of the warrants issued to the purchasers in the Subsequent Financing, (ii) the exercise price of such warrants shall be the lesser of (a) the equivalent per share purchase price of the Common Stock issued in the Subsequent Financing and (b) the equivalent per share purchase price of the Common Stock underlying the Common Stock Equivalents issued in the Subsequent Financing, which exercise price shall be subject to reduction in the event that the purchase price provided in such Common Stock Equivalents or the rate at which such Common Stock Equivalents are convertible into or exchangeable for Common Stock is reduced during the exercise period and (iii) the redemption price (if any) of such warrants shall be the greater of (a) $5.00 and (b) five
(5) times the Per Share Market Value on business day immediately preceding the closing date of such Subsequent Financing. In addition, such warrants shall in any event contain the provisions of Section 2.5 of the Warrant. If no warrants are issued in the Subsequent Financing the Holders shall be entitled to receive a warrant identical in all material respects to the Warrant (including, without limitation, the exercise period) except that (i) the exercise price of such warrants shall be the lesser of (a) the equivalent per share price of the Common Stock issued in the Subsequent Financing and (b) the equivalent per share purchase price of the Common Stock underlying the Common Stock Equivalents issued in the Subsequent Financing and (ii) the redemption price of such warrants shall be the greater of (a) $5.00 and (b) five (5) times the Per Share Market Value on business day immediately preceding the closing date of such Subsequent Financing. "Lead Investor" shall mean Brown Simpson Partners I, Ltd., its Affiliates or its assigns.

     (b) Rights in the Event of a Lender Warrant Issue. The Holders and the holders of the Series A2 Preferred Stock, are expressly entitled to receive on a pro rata basis warrants to purchase shares of the Company's common stock, $.001 par value per share, at such time and from time to time as the Company consummates any bona fide loan transaction with a registered bank or other lending institution which is not an Affiliate of the Company (a "Lender") pursuant to which the Company is a borrower (such transaction, a "Loan") and issues to the Lender warrants to purchase common stock (the "Lenders' Warrants"). The number of warrants to be issued shall be equal to the number of Lenders' Warrants issued by the Company in connection with the Loan. The warrants issued pursuant to this Section 5.1(b) shall be, as long as the Lead Investor holds any shares of Preferred Stock, (a) first divided pro rata between the Holders and the holders of the Series A2 Preferred Stock and then (b) the portion allocable to the Holders shall be issued 66 2/3% to the Lead Investor and the remaining 33 1/3% issued to the remaining Holders on a pro rata basis in accordance with such Holder's ownership percentage of the Preferred Stock not held by the Lead Investor. The term of the warrants shall be identical in all material respects to the Lenders' Warrants.

     5.2   Rights of Holders to Receive Common Stock on a Pro Rata Basis

     Additional Rights on Excess Company Financing. If the Company issues or sells, or is deemed to have issued or sold, in a single or series of transactions, more than an aggregate amount of 17,500,000 shares of Common Stock or Common Stock Equivalents (the "Share Limitation") but less than $5,000,000 in gross aggregate proceeds are raised from such transaction or transactions (the "Proceeds Limitation"), the Company shall issue to the Holders and the holders of the Series A2 Preferred Stock, on a pro rata basis, one share of its Common Stock for each and every share of Common Stock or Common Stock Equivalents issued or sold, or deemed to have issued or sold, in excess of the Share Limitation until such time as the Proceeds Limitation is reached. Any Common Stock issued pursuant to this Section 5.2 shall be, as long as the Lead Investor holds any shares of Preferred Stock, (a) first divided pro rata between the Holders and the holders of the Series A2 Preferred Stock and then (b) the portion allocable to the Holders shall be issued 66 2/3% to the Lead Investor and the remaining 33 1/3% issued to the remaining Holders on a pro rata basis in accordance with such Holder's ownership percentage of the Preferred Stock not held by the Lead Investor. Any securities issued or deemed to be issued by the Company to the Holders pursuant to this Article V and the first 5,000,000 warrants issued by the Company in connection with a Revenue Related Event (as defined below) shall not be included in calculating the Share Limitation or the Proceeds Limitation. Any securities issued or deemed to be issued by the Company to the holders of the Series B2 Preferred Stock on the same basis as this

Article V and the first 5,000,000 warrants issued in connection with a Revenue Related Event shall not be included in calculating the Share Limitation or the Proceeds Limitation. The issuance of the Series C Preferred Stock and related warrants shall be included in calculating the Issuance Cap and the Proceeds Cap, notwithstanding the fact that such event occurred prior to the Original Issue Date. For purposes of calculating the aggregate number of shares issued under the Issuance Cap, any adjustments to the number of shares of Common Stock issuable upon exercise of Options or Convertible Securities effected in a manner similar to the mechanisms described below in Section 8.1(g) (i.e., antidilution provisions) shall also be included in calculating the Issuance Cap at the time such adjustments become effective. "Revenue Related Event" shall mean the recognition of income in accordance with generally accepted accounting principles as a result of the sale, transfer or other disposition by the Company of any of its products and/or services in the normal course of business.

                                   ARTICLE VI

                                   Conversion

     6.1   Right of Holders to Convert Preferred Stock into Common Stock.

     (a) Conversion Price. Subject to and upon compliance with the provisions of this Section 6.1, each share of Preferred Stock at a price per share equal to the price per share as set forth in the Exchange Agreement plus any declared but unpaid dividends may, at any time, be converted into that number of duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock as is determined by the Conversion Ratio. The initial per share conversion price shall be $12.531, subject to adjustment from time to time as set forth in
Section 6.1(b), and subject to the provisions of this Article VI (the "Conversion Price").

     (b) Notice of Conversion. If an adjustment in the Conversion Price and, if applicable, a change in the securities or other property issuable upon conversion has taken place pursuant to Articles VI or VIII, then the conversion described in Section 6.1(a) shall be at the applicable Conversion Price and in such securities or other property as so adjusted. The Holder desiring to make a conversion shall deliver to the Company, during usual business hours of the Company's office, or, at the Holder's option, to the Company's transfer agent during its usual business hours (with a copy to the Company), a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a "Notice of Conversion"), accompanied, if required, by the stock certificate(s) evidencing the shares of Preferred Stock which are to be converted.

     6.2 Adjustment for Dividends; Interest Payment After Conversion. No payment or adjustment will be made for dividends on any Common Stock except as provided herein. On conversion of shares of Preferred Stock, any declared but unpaid dividends thereon attributable to the period from the Original Issuance Date to the Conversion Date with respect to the converted shares of Preferred Stock shall not be canceled, extinguished or forfeited, but rather to the extent of the funds legally available therefor shall be paid in full to the Holder thereof by the payment of an amount of shares of Common Stock valued at the Average Price equal thereto; provided, however, that the Company shall pay such amount in cash if the Holder provides the Company with ten (10) days prior written notice of its intention to be paid in cash, to the extent of the funds legally available therefor.

     6.3   Issuance of Shares Upon Conversion.

     (a)   As  promptly as  practicable,  but in any event no later than three
(3) Trading Days after delivery of a Notice of Conversion and, if required, the surrender, as herein provided, of any certificates for shares of Preferred Stock for conversion, the Company shall deliver or cause to be delivered to the Holder of the Preferred Stock delivering such Notice of Conversion, or such Holder's designee, a certificate or certificates representing the number of duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock, into which such shares of Preferred Stock may be converted in accordance with the provisions of this Article VI. Such conversion shall be deemed to have been made at the time and on the date the Notice of Conversion is delivered to the Company and the shares of Preferred Stock being converted are promptly delivered to the Company (the "Conversion Date"), and the rights of the Holder of such Preferred Stock as a Holder (subject to the Company's satisfaction of its obligations hereunder with respect to such conversion) shall cease at such time with respect to the shares of Preferred Stock that such Holder would have held had the shares of Preferred Stock converted into Underlying Shares not been so converted (the "Converted Preferred Stock"), the Person or Persons entitled to receive the shares of Common Stock, upon conversion of such Preferred Stock, shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time, and such conversion shall be at the Conversion Price in effect on the Conversion Date. Subject to paragraph 6.3(b), if any certificated shares of Preferred Stock are converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, as requested by such Holder, a new Preferred Stock certificate for the number of shares of Preferred Stock equal to the unconverted portion of such Preferred Stock certificate. Without in any way limiting the Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties hereto agree that if the Company fails to deliver the shares of Common Stock required to be issued upon the conversion of such shares of Preferred Stock under this Section 6.3 within the three (3) Trading Day period referred above for any reason other than the failure to have a sufficient number of shares authorized and reserved (in which case the Conversion Default Payment provisions in Section 7.2 hereof shall apply), the Company shall pay to the Holder upon demand an amount of cash (at the Holder's option) equal to the product of (w) the number of shares of Common Stock required to be issued upon the conversion of the Preferred Stock, (x) the Per Share Market Value of such shares on the Conversion Date, (y) the number of days after such three (3) Trading Day period that such shares are not delivered to the Holder, and (z) 0.005; provided, however, that the Company shall not be obligated to make any payments to a Holder pursuant to this sentence if the Company makes a payment to such in accordance with Section 6.3(c) hereof and provided further that any payment otherwise required by this sentence need not be made to a Holder until the end of business on the fifth Trading Day after which shares of Common Stock are required to be delivered to the Holder and that such payment is not required to be made if the Company delivers to the Holder the total number of shares of Common Stock required to be issued upon the conversion of such shares of Preferred Stock.

(b) In lieu of delivering physical certificates representing the Conversion Shares, provided the Company's transfer agent is participating in the Depositary Trust Company Fast Automated Securities Transfer ("FAST") program, upon request of the Holder and in compliance with the provisions of Sections 6.1 and 6.3, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of the Preferred Stock to the Holder by crediting the account of the Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein. The Company and its transfer agent shall be entitled to rely in good faith on delivery instructions which reasonably appear on their face to be issued on behalf of a Holder, and will have no liability with respect to any misdeliveries of shares of Common Stock if such instructions are followed.

     (c) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates for shares of Common Stock pursuant to Section 6.3(a), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of any declared but unpaid dividends hereunder, by the third (3rd) Trading Day after the Conversion Date, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale (in accordance with the Securities Act of 1933) by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including reasonable brokerage commissions actually incurred, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 6.3(a). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

                                  ARTICLE VII

                            Registration Requirements

     7.1 Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon conversion of the Preferred Stock as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock into Common Stock (the "Reserved Amount"). The Company covenants that all shares of the Common Stock issued upon conversion of the Preferred Stock which shall be so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable.

     7.2 If, at any time a Holder of Preferred Stock submits a Notice of Conversion, and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VII (a "Conversion Default"), subject to Section

8.9, the Company shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of Preferred Stock which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion at which time the Conversion Price in respect thereof shall be the lesser of (i) the Per Share Market Value on the Conversion Default Date (as defined below) and (ii) the Per Share Market Value on the Conversion Date thereafter elected by the Holder in respect thereof. In addition, the Company shall pay to the Holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (x) the sum of (1) the number of the Holder's Excess Amount plus (2) any declared and unpaid dividends on such shares of Preferred Stock through the Authorization Date (as defined below) multiplied by (y) .24, multiplied by (z) (N/365), where N equals the number of days from the Fourth (4th) Trading Day following the date of which the Holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date") to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of outstanding shares of Preferred Stock. The Company shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Company or that the Company otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Company shall send notice to the Holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock following the Authorization Date) at the applicable Conversion Price, at the Holder's option, as follows:

     (a) In the event Holder elects to take such payment in cash, cash payment shall be made to Holder by the fifth (5th) Business Day of the month following the month in which it has accrued; and

     (b) In the event Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the lesser of the Conversion Price (as in effect at the time of conversion) and the Per Share Market Value (on the fifth day of the month referred to below) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VII (so long as there is then a sufficient number of authorized shares of Common Stock).

     7.3 The Holder's election shall be made in writing to the Company at any time prior to 9:00 p.m., New York City Time, on the third day of the month following the month in which Conversion Default payments have accrued. If no election is made, the Holder shall be deemed to have elected to receive cash. Nothing herein shall limit the Holder's right to pursue actual damages (to the extent in excess of the conversion Default Payments) for the Company's failure to maintain a sufficient number of authorized shares of Common Stock, and each Holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

     7.4 Notwithstanding the foregoing, the provisions of Section 2(d) of the Registration Rights Agreement are incorporated herein by reference.

                                  ARTICLE VIII

                         Adjustment of Conversion Price

     8.1 Adjustment of Conversion Price. In addition to any adjustment to the Conversion Price provided elsewhere in this Certificate of Designation, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

     (a) Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while the Preferred Stock is outstanding, (i) shall pay a stock dividend on its Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 8.1(a) shall become effective on the effective date of any dividend, distribution, subdivision, combination or re-classification.

     (b) Rights; Warrants. If the Company, at any time while the Preferred Stock is outstanding, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price and similar rights are not concurrently distributed to the Holders, the Conversion Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

     (c) Subscription Rights. If the Company, at any time while the Preferred Stock is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 8.1(a) and
(b) above) and similar rights are not concurrently distributed to the Holders, then in each such case the Conversion Price at which the Preferred Stock shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by one Appraiser selected in good faith by the Holder; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser meeting similar qualifications, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     (d) Rounding. All calculations under Section 8.1 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

     (e) Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to paragraphs 8.1(a), (b) or (c), the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     (f) Events Triggering Dividend. The following are "Triggering Events" under this Section 8.1(f): (A) any reclassification of the Common Stock which would have a material adverse affect on the rights of holders of the securities into which the Preferred Stock is convertible, (B) any suspension from listing or delisting of the Common Stock such that the Common Stock is not listed on Nasdaq or any Subsequent Market for a period of ten consecutive Trading Days, or
(C) a breach by the Company of its obligations to issue Common Stock upon conversion of the Preferred Stock pursuant to Article V of this Certificate of Designation, but only if such breach continues for a period of at least 10 Trading Days after the Company is notified by any Holder of such breach.

         Following the occurrence of any Triggering Event (a "Dividend Event"), dividends on the Preferred Stock shall accrue on the Preferred Stock from the date of such Triggering Event at a rate per share equal to 14% per annum (as a percentage of the Liquidation Value per share) until such date as such Triggering Event has been cured. In the event Holders of the Preferred Stock would otherwise also be entitled to any other payments or an adjustment to the Conversion Price as a result of the Dividend Event, Holders of the Preferred Stock shall be entitled to receive the dividend described in this paragraph or such other payment or Conversion Price adjustment, whichever shall provide the greater economic benefit to the Holders, but not both. In the event that it cannot be readily determined which adjustment would provide the greater economic benefit to the Holders, the Holders of a majority of the outstanding Preferred Stock shall determine which adjustment the Holders of the Preferred Stock shall receive, which determination shall be binding on Holders of the Preferred Stock. In the case of a Dividend Event, up to one-third of the aggregate amount of the dividends (representing up to 4.66% per annum as a percentage of Liquidation Value per share) that accrue during the 60-day period commencing on the Triggering Event may be payable by, at the option of the Company, in shares of Common Stock valued at the Average Price on the record date; all other amounts of dividends shall be paid in cash from funds legally available therefor.

     (g)   Adjustment to Conversion Price.

          (i) Subject to the Issuance Cap exception described in Section 8.1(k) below, if the Company, at any time while the Preferred Stock is outstanding, takes any of the actions described in this Section 8.1(g), then, in order to prevent dilution of the rights granted under this Certificate of Designation, the Conversion Price will be subject to adjustment from time to time as provided in this Section 8.1(g).

          (ii) Adjustment of Conversion Price upon Issuance of Common Stock. Subject to the Issuance Cap exception described in Section 8.1(k) below, if at any time while the Preferred Stock is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the shares of Common Stock underlying the Warrants or the Preferred Stock or shares issued upon exercise of the Warrants or conversion of the Preferred Stock (collectively, the "Underlying Shares") or other shares of Common Stock issued to any Holder or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Option Plan, or shares of Common Stock issuable upon conversion of the Series A1 Preferred Stock or of shares of Common Stock issuable upon the exercise of any options or warrants outstanding and listed in Schedule 2.1(c) of the Exchange Agreement or the securities to be issued in the transactions set forth on such Schedule 2.1(c) or any securities to be issued in an Underwritten Offering (as defined in the Registration Rights Agreement) before December 31, 2002 or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the Conversion Price then in effect shall be reduced to an amount equal to the lesser of: (A) the Adjusted Price in such issuance or sale, or (B) the Average Price on the date of such issuance or sale. For the purpose of determining the adjusted Conversion Price under this Section 8.1(g), the following shall be applicable:

               (A) Issuance of Options. Subject to the Issuance Cap exception described in Section 8.1(k) below, if at any time while the Preferred Stock is outstanding the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Option Plan, or shares of Common Stock issuable upon the exercise of any options or warrants outstanding and listed in Schedule 2.1(c) of the Exchange Agreement, or the securities to be issued in the transactions set forth on such Schedule 2.1(c), or any securities to be issued in an Underwritten Offering (as defined in the Registration Rights Agreement) before December 31, 2002, or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to such grant, then the Conversion Price then in effect shall be reduced to equal the lesser of: (A) the Adjusted Price upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities, or (B) the Average Price on the date of such grant. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options.

               (B) Issuance of Convertible Securities. Subject to the Issuance Cap exception described in Section 8.1(k) below, if at any time while the Preferred Stock is outstanding the Company in any manner issues or sells any Convertible Securities (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Option Plan, shares of Common Stock issuable upon the exercise of any options or warrants outstanding and listed in
          Schedule 2.1(c) of the Exchange Agreement, or the securities to be issued in the transactions set forth on such Schedule 2.1(c) or any securities to be issued in an Underwritten Offering (as defined in the Registration Rights Agreement) before December 31, 2002 or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to issuance or sale, then the Conversion Price then in effect shall be reduced to an amount equal to the lesser of: (A) the Adjusted Price upon the conversion or exchange of such Convertible Securities, or (B) the Average Price on the date of such issuance or sale. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

               (C) Change in Option Price or Rate of Conversion. If there is a change at any time in (i) the Purchase Price provided for in any Options, (ii) the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change in option price or rate of conversion the Conversion Price in effect at the time of such change shall be readjusted to the lesser of: (A) the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed Purchase Price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold, or (B) the Average Price on the date of such change; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

               (D) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 8.1, the following shall be applicable:

                    (I)  Calculation of  Consideration  Received.  If any Common
               Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Average Price of such security immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holders of Preferred Stock representing a majority of the aggregate number of shares of Preferred Stock then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (a "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company and agreed upon by the Holders of Preferred Stock representing a majority of the aggregate number of shares of Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                    (II) Integrated  Transactions.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.001.

                    (III) Treasury Shares.  The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                    (IV) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (V) "Common Stock Deemed  Outstanding"  means,  at any given time, the number of shares of Common Stock issued and outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 8.1(g)(ii)(A) and 8.1(g)(ii)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon exercise of the Warrants.

               (E) Certain Events. Subject to the Issuance Cap exception described in Section 8.1(k) below, if any event occurs of the type contemplated by the provisions of Section 8.1(g) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, or assigns, of the Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 8.1(g).

               (F) Notices. If there is an issuance in excess of the Issuance Cap, described in Section 8.1(k) below, such that the provisions of this 8.1(g) are effective, the Company shall give the Holder written notice of the occurrence of any of the events specified in this
          Section 8.1(g) as soon as practicable, but in no event later than three (3) Business Days, after such event and shall publicly disclose such event prior to or concurrently with the giving of such notice. Such notice shall contain at least: (A) a description of the event,
          (B) the adjusted Conversion Price with a reference to the applicable paragraph in Section 8.1(g), and (C) the dates of the five (5) Trading Day period during which the adjusted Conversion Price is in effect.

     (h) Delay in Payment to Holder. If the Company fails for any reason, voluntarily or involuntarily, to pay declared and unpaid dividends on the Preferred Stock in full on the date such amount is due to the Holder (the "Payment Due Date"), then, as partial relief for the delay in such payment to the Holder (which remedy shall not be exclusive of any other remedies available at law or in equity and shall not excuse or waive the Company's obligation to make such payment), from and after the Payment Due Date the Conversion Price in effect on the Payment Due Date shall be adjusted to the lesser of (i) the Conversion Price in effect on the Payment Due Date and (ii) the lowest Per Share Market Value on any day during the period beginning on and including the Payment

Due Date and ending on the including the date, if ever, the Company pays in full to the Holder all amounts the Company's failure of which to pay is the basis for this adjustment, subject to further adjustment pursuant to this paragraph or other provisions of this Certificate of Designation. No adjustments will be made under this paragraph if the Company's failure to pay is due solely to delays caused by the Commission, so long as the Company has not breached or failed to observe or perform any covenant or agreement contained in this Certificate of Designation, the Warrant(s), the Purchase Agreement or the Registration Rights Agreement and any amendments thereto.

     (i) Adjustment of Number of Shares. Upon each adjustment of the Conversion Price as a result of the calculations made in this Section 8.1, each share of Preferred shall thereafter evidence the right to receive, at the adjusted Conversion Price, that number of shares of Common Stock (calculated to the nearest one-hundredth) obtained by dividing (i) the product of the aggregate number of shares covered by such share immediately prior to such adjustment and the Conversion Price in effect immediately prior to such adjustment of the Conversion Price by (ii) the Conversion Price in effect immediately after such adjustment of the Conversion Price.

     (j) Expiration or Termination. On the expiration or termination of any rights, warrants, subscription rights, options or convertible securities, or any change in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of such rights, warrants, subscription rights, options or convertible securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such rights, warrants, subscription rights, options or convertible securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise, conversion or exchange of such rights, warrants, subscription rights, options or convertible securities.

     (k) Issuance Cap. The Company is expressly authorized by this Certificate of Designation to issue or sell, or be deemed to have issued or sold, up to an aggregate of Five Million Dollars ($5,000,000) in aggregate gross proceeds from the sale of shares of Common Stock or Common Stock Equivalents (or any combination thereof) (the "Issuance Cap") in a single transaction or multiple transactions that would otherwise cause an adjustment to the Conversion Price pursuant to the terms of Section 8.1(g) above without causing such an adjustment to the Conversion Price. For purposes of calculating the aggregate number of shares issued under the Issuance Cap, any adjustments to the number of shares of Common Stock issuable upon exercise of Options or Convertible Securities, effected in a manner similar to the mechanisms described above in
Section 8.1(g) (i.e., antidilution provisions), shall also be included in calculating the Issuance Cap at the time such adjustments become effective. Notwithstanding anything to the contrary contained herein, the sale of Series C Preferred Stock shall be included in the calculation of the Issuance Cap. Any issuance that would not otherwise cause an adjustment to the Conversion Price per the terms of Section 8.1(g) shall not be included in calculating the Issuance Cap. In addition, any securities issued to the Holders pursuant to
Article V shall not be included in calculating the Issuance Cap, including the first 5,000,000 warrants issued in connection with a Revenue Related Event. Once the aggregate gross proceeds from the sale of Common Stock or Common Stock Equivalents exceeds the Issuance Cap, (i) the adjustment provisions of 8.1(g) above shall be in full force and effect and shall apply to all securities issued in excess of the Issuance Cap and (ii) the provisions of this Section 8.1(k) shall be null and void and of no further force and effect. The price or value of the issued share that exceeds the Issuance Cap shall be the price or value that is used for calculating the adjustment to the Conversion Price.

     8.2 Restriction on Conversion by Either the Holder or the Company. Notwithstanding anything herein to the contrary, in no event shall any Holder have the right or be required to convert any or all of the aggregate purchase price of the Preferred Stock if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. The Company shall be entitled to rely on a Notice of Conversion in the form of Exhibit A hereto in issuing shares of Common Stock to a Holder; provided, however, that this Section 8.2 shall not apply to Seneca Capital, L.P. or Seneca Capital International, Ltd. For purposes of this Section 8.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this
Section 8.2 may be waived by a Holder as to itself (and solely as to itself) upon not less than 65 days prior written notice to the Company, and the provisions of this Section 8.2 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

     8.3 Officer's Certificate. Whenever the number of shares purchasable upon conversion shall be adjusted as required by the provisions of Section 8.1, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of the Preferred Stock and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Holders.

     8.4 Compliance With Governmental Requirements. The Company covenants that if any shares of Common Stock required to be reserved for purposes of conversion of Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or state law, or any national securities exchange, before such shares may be issued upon conversion, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

     8.5 Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     8.6 Payment of Tax Upon Issue or Transfer. The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     8.7 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 5:00 p.m. eastern time where such notice is to be received), or the first Business Day following such delivery (if received after 5:00 p.m. eastern time where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to Level 8 Systems, Inc., 8000 Regency Parkway, Cary, North Carolina 27511 Telephone: (919) 380-5005, Facsimile: (919) 461-2690, Attention: John P. Broderick with copies to Powell, Goldstein, Frazer & Murphy LLP, 16th Floor, 191 Peachtree Street, Atlanta, GA 30303, Attention: Scott D. Smith, Esq., Facsimile: (404) 572-6999, and (ii) if to any Holder to the address set forth on Schedule II to the Exchange Agreement with copies to the addressees set forth on Schedule II to the Registration Rights Agreement or such other address as may be designated in writing hereafter, in the same manner, by such Person.

     8.8 Allocations of Reserved Amount. The Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining Holders, pro rata, based on the number of shares of Preferred Stock then held by such Holders.

     8.9 Nasdaq Limitation. If on any date (the "Determination Date") (a) the Common Stock is listed for trading on Nasdaq, (b) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of the then outstanding shares of Preferred Stock as if all such shares of Preferred Stock were converted on such Determination Date (without regard to any limitations on conversions) and as payment of interest thereon, as would equal or exceed 20% of the number of shares of the Common Stock outstanding immediately prior to the "Closing Date" (the "Issuable Maximum"), and (c) the Company shall not have previously obtained the vote of the shareholders of the Company (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book value or fair market value of the Common Stock, then with respect to the aggregate shares of Preferred Stock then held by the Holders for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro rata allocation (as described below) of the Issuable Maximum (the "Excess Shares") the Company may elect to pay cash to the Holders in an amount equal to the product of the Average Price on the Determination Date multiplied by the number of shares of Common Stock that would be issued upon the conversion of the Excess Shares of the Preferred Stock (the "Prepayment Amount"). Any such election by the Company must be made in writing to the Holders within five (5) Trading Days after the first such Determination Date and the payment of such Prepayment Amount applicable to such prepayment must be made in full to the Holders within ten
(10) Business Days after the date such notice is delivered. If the Company does not deliver timely a notice of its election to prepay under this Section or shall, if it shall have delivered such a notice, fail to pay the Prepayment Amount hereunder within ten (10) Business Days thereafter, then each Holder shall have the option by written notice to the Company, to, if applicable, declare any such notice given by the Company, if given, to be null and void and require the Company to either: (i) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request unless the Company has previously used its best efforts to, but has failed to, obtain such approval
(provided, that if the Company shall fail to obtain the Shareholder Approval during such 60-day period, the Holder may demand the cash payment set forth in
Section 8.9(ii) herein) or (ii) pay cash to such Holder, within five (5) Business Days of such Holder's notice, in an amount equal to the Prepayment Amount for such Holder's portion of the Excess Shares. The payment of the Prepayment Amount to each Holder pursuant to this Section shall be determined on a pro rata basis upon the number of shares of Preferred Stock held by such Holder on the Determination Date which is in excess of the pro rata allocation of the Issuable Maximum. If the Company fails to pay the Prepayment Amount in full pursuant to this Section within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of 20% per annum to the converting Holder, accruing interest daily from the date of conversion until such amount, plus all such interest thereon, if any, is paid in full. Until the Company has received the Shareholder Approval no Holder shall be issued, upon conversion of shares of Preferred Stock, shares of Common Stock in an amount greater than such Holder's allocated portion of the Issuable Maximum pursuant to
Section 8.9.

     8.10 Merger or Business Combination. In the event of any Change of Control, the Holder shall be entitled upon such event to receive the amount, if any, of securities, cash or property as if the Holder had converted the shares of the Common Stock into which the Preferred Stock could have been converted immediately prior to such Change of Control (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock).

                                   ARTICLE IX

                               Optional Redemption

     9.1   Optional Redemption.

     (a) The shares of Preferred Stock are redeemable, in whole or in part, at the option of the Company during the following time periods, from time to time, under the following conditions and subject also to the conditions set forth in Section 9.1(b) (the "Optional Redemption"):

          (i) The Company may redeem the shares of Preferred Stock subject to the other conditions herein, if the closing price of the Company's Common Stock over twenty (20) consecutive Trading Days is greater than $25.0625 per share.

          (ii) The Company may redeem the shares of Preferred Stock subject to the other conditions herein, if less than 5% of the shares of Preferred Stock issued on the Original Issue Date remain outstanding, excluding from such calculation any shares of Preferred Stock held by Affiliates of the Company as of such date (other than any Holder or transferees or successors or assigns thereof if such Holder is deemed to be an Affiliate solely by reason of its holdings of Preferred Stock and Warrants).

     (b)   Subject to the conditions set forth in Section  9.1(a),  so long as
(i) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder for at least twenty (20) days prior to the Redemption Notice Date (as defined below) and (ii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Preferred Stock, upon ten (10) Business Days' prior written notice to the Holder (a "Redemption Notice"), shares of Preferred Stock may be redeemed by the Company, in whole or in part in a minimum amount of at least $5,000,000 Liquidation Value at a price per share equal to the original purchase price of the Preferred Stock (the "Redemption Price"), together with any declared but unpaid dividends and all liquidated damages and other amounts due in respect thereof up to the Redemption Date (as defined below).

     9.2 Mechanics of Redemption. The Company shall exercise its right to redeem by delivering its Redemption Notice by facsimile and overnight courier to each Holder within thirty (30) days after the satisfaction of one of the conditions set forth in Section 9.1(a) above (such date that the notice is given, the "Redemption Notice Date"). Such Redemption Notice shall indicate (A) the Redemption Price, (B) each Holder's pro rata allocation of such maximum amount, and (C) a confirmation of the date ("Redemption Date") that the Company shall effect the redemption, which date shall be not less than thirty (30) calendar days and not more than sixty (60) calendar days after the Redemption Notice Date. Notwithstanding anything in this Section 9.2, the Company shall convert any Preferred Stock pursuant to Article IX if the Conversion Notice for shares of Preferred Stock submitted for conversion is (i) received by the Company before the Redemption Date, (ii) for a Conversion Price greater than or equal to the Redemption Price (appropriately adjusted in accordance with the terms hereof) or (iii) in excess of such Holder's pro rata allocation of the maximum Redemption Price indicated in its Redemption Notice.

     9.3 Payment of Redemption Price. The Company shall pay the applicable Redemption Price to the Holder of the shares of Preferred Stock being redeemed in cash on the Redemption Date (or, if later, the Business Day following the Business Day upon which the Company receives the share certificates representing the Preferred Stock). If the Company shall fail to pay the applicable Redemption Price to such Holder on the Redemption Date, in addition to any remedy such Holder may have under this Certificate of Designation and the Exchange Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to each Holder, each Holder of shares of Preferred Stock submitted for redemption pursuant to this Article VIII and for which the applicable Redemption Price has not been paid, shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder all of the shares of Preferred Stock that were submitted for redemption by such Holder under this Article VIII and for which the applicable Redemption Price has not been paid sending written notice to the Company via facsimile requesting the return to such Holder of all such shares of Preferred Stock (the "Void Redemption Notice"). Upon the Company's receipt of such Void Redemption Notice(s) and prior to payment of the full applicable Redemption Price to each Holder, (i) the redemption shall be null and void with respect to those shares of Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Stock certificates submitted to the Company by each Holder for redemption under this Article VIII and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Preferred Stock shall be equal to the Conversion Price in effect on the Redemption Date. If the Company fails to timely effect a redemption in accordance with this Article VIII, the Company shall not be allowed to submit another Redemption Notice without the prior written consent of the Required Holders.

                                   ARTICLE X

                                   Definitions

     10.1 Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Act" means the Securities Act of 1993, as amended.

     "Adjusted Price" means the product of (x) the Conversion Price in effect immediately prior to such issuance or sale or grant multiplied by (y) the quotient determined by dividing (1) the sum of (I) the product of (A) the Conversion Price in effect immediately before the issuance or sale or grant multiplied by (B) the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale or grant, plus (II) the consideration, if any, received by the Company upon such issue or sale, by
(2) the product of (I) the Conversion Price in effect immediately before the issuance or sale or grant, multiplied by (II) number of shares of Common Stock Deemed Outstanding (as defined below) immediately after such issue or sale or grant.

                  "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

     "Authorization Date" has the meaning set forth in Section 7.2.

     "Average Price" on any date means (x) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (y) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (z) eight (8), or a similar calculation if another figure for the number of Trading Days is set forth for clause (x) of this definition.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

     "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Section 13(d)(3) of the Exchange Act) of in excess of 25% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Company with or into another entity, unless following such transaction, the holders of the Company's securities continue to hold at least 67% of such securities following such transaction, (iv) the consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).

     "Closing Date" means the date of the closing of the exchange of the Preferred Stock.

     "Commission" means the United States Securities and Exchange Commission, or any successor to such agency.

     "Common Stock" means the Company's common stock, $0.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "Common Stock Deemed Outstanding" has the meaning set forth in Section 8.1(g)(ii)(D)(V).

     "Common Stock Equivalents" shall mean each and any security or instrument of the Company representing Common Stock, the right to receive or subscribe for Common Stock, an option to receive or purchase Common Stock or a right to convert into Common Stock.

     "Company" means Level 8 Systems, Inc., a Delaware corporation.

     "Conversion Date" has the meaning set forth in Section 6.3(a).

     "Conversion Default" has the meaning set forth in Section 7.2.

     "Conversion Default Date" has the meaning set forth in Section 7.2.

     "Conversion Default Payments" has the meaning set forth in Section 7.2.

     "Conversion Price" has the meaning set forth in Section 6.1.

     "Conversion Ratio" means, at any time, a fraction, the numerator of which is the Liquidation Value and the denominator of which is the Conversion Price at such time.

     "Conversion Shares" has the meaning set forth in the Exchange Agreement.

     "Converted Preferred Stock" has the meaning set forth in Section 6.3(a).

     "Convertible   Securities"   has  the   meaning   set   forth  in   Section
8.1(g)(ii)(A).

     "Determination Date" has the meaning set forth in Section 8.9.

     "Dividend Event" has the meaning set forth in Section 8.1(f).

     "DTC" means the Depositary Trust Corporation.

     "Excess Amount" has the meaning set forth in Section 7.2.

     "Excess Shares" has the meaning set forth in Section 8.10.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agreement" means that Exchange Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Preferred Stock.

     "Holder" or other similar terms means the registered holder of any share of Preferred Stock.

     "Issuable Maximum" has the meaning set forth in Section 8.9.

     "Issuance Cap" has the meaning set forth in Section 8.1(k).

     "Issuance Date" means the date of first issue of any shares of Preferred Stock.

                  "Junior Securities" means the Series A2 Preferred Stock, the Common Stock and all other equity securities of the Company which are not expressly by their terms senior in rights and liquidation preference to Preferred Stock.

     "Lead Investor" has the meaning set forth in Section 5.1(a).

     "Lender" has the meaning set forth in Section 5.1(b).

     "Lenders' Warrants" has the meaning set forth in Section 5.1(b).

     "Liquidation Value" has the meaning set forth in Section 1.1.

     "Loan" has the meaning set forth in Section 5.1(b).

     "Maximum Cash Payment" has the meaning set forth in Section 11.11.

     "Nasdaq" means the Nasdaq National Market.

     "Notice of Conversion" has the meaning set forth in Section 6.1(b).

     "Options" has the meaning set forth in Section 8.1(g)(ii)(A).

     "Optional Redemption" has the meaning set forth in Section 9.1(a).

     "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

     "Payment Due Date" has the meaning set forth in Section 8.1(h).

     "Per Share Market Value" means (i) on any particular date the closing bid price per share of the Common Stock on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on Nasdaq or, if the Common Stock is not then quoted on Nasdaq, any Subsequent Market on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date or (ii) if the Common Stock is not listed then on Nasdaq or any Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

     "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Prepayment Amount" has the meaning set forth in Section 8.9.

     "Proceeds Limitation" has the meaning set forth in Section 5.1(c).

     "Redemption Date" has the meaning set forth in Section 9.2.

     "Redemption Notice" has the meaning set forth in Section 9.1(b).

     "Redemption Notice Date" has the meaning set forth in Section 9.2.

     "Redemption Price" has the meaning set forth in Section 9.1(b).

     "Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of August 29, 2002.

     "Registration Statement" has the meaning set forth in the Registration Rights Agreement.

     "Required Holders" has the meaning set forth in Section 3.1.

     "Reserved Amount" has the meaning set forth in Section 7.1.

     "Revenue Related Event" has the meaning set forth in Section 5.2.

     "Senior Securities" shall mean the Series C Preferred Stock of the Company and any subsequent series of stock issued by the Company which, expressly by their terms, are made senior to the Preferred Stock.

     "Series A2 Preferred Stock" means the Series A2 Preferred Stock of the Company.

     "Series B2 Preferred Stock" shall mean the Series B2 Convertible Redeemable Preferred Stock of the Company.

     "Series C Preferred Stock" shall mean the Series C Convertible Redeemable Preferred Stock of the Company issued on August 14, 2002.

     "Share Limitation" has the meaning set forth in Section 5.2.

     "Shareholder Approval" has the meaning set forth in Section 8.9.

     "Stock Option Plan" means any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant.

     "Subsequent Financing" has the meaning set forth in Section 5.1(a).

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Subsequent Market" means the New York Stock Exchange, American Stock Exchange or Nasdaq Smallcap Market.

     "Trading Day" means (a) a day on which the Common Stock is traded on Nasdaq or, if the Common Stock is not then designated on Nasdaq, on such Subsequent Market on which the Common Stock is then listed or quoted or (b) if the Common Stock is not listed on Nasdaq or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter Market, as reported by the OTC Bulletin Board, or (c) if the Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions or reporting prices) provided, however that in any event that the Common Stock is not listed or quoted as set forth in (a),
(b), or (c) hereof, then a Trading Day shall mean any Business Day.

     "Triggering Event" has the meaning set forth in Section 8.1(f).

     "Underlying Shares" means the number of shares of Common Stock into which the shares of Preferred Stock are convertible or converted in accordance with the terms hereof and the Exchange Agreement.

     "Valuation Event" has the meaning set forth in Section 8.1(g)(ii)(D)(I).

     "Void Redemption Notice" has the meaning set forth in Section 9.3.

     "Warrant"  or  "Warrants"  has  the  meaning  set  forth  in  the  Exchange
Agreement.

                                   ARTICLE XI

                                  Miscellaneous

     11.1 Modification of Certificate of Designation. This Certificate of Designation may be modified without prior notice to any Holder upon the written consent of the Company and the Required Holders. The Required Holders may waive compliance by the Company with any provision of this Certificate of Designation without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (1) reduce the number of shares of Preferred Stock whose Holders must consent to an amendment, supplement or waiver, or (2) make any shares of Preferred Stock payable in money or property other than as stated in this Certificate of Designation.

     11.2 Miscellaneous. This Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Certificate of Designation, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder of Preferred Stock by acceptance of a share of Preferred Stock agrees to be bound by the provisions of this Certificate of Designation which are expressly binding on such Holder.

     11.3  Preferred  Stock  Owned  by  Company  Deemed  Not   Outstanding.  In
determining whether the holders of the requisite number of shares of Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Preferred Stock which are owned by the Company or any other obligor on the Preferred Stock or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Preferred Stock shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any shares of Preferred Stock owned by the Purchasers shall be deemed outstanding for purposes of making such a determination. Shares of Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such shares of Preferred Stock and that the pledgee is not the Company or any other obligor upon the Preferred Stock or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Preferred Stock.

     11.4  Notice to Holders Prior to Taking Certain Types of Action. In case:

     (a) the Company shall authorize the issuance, at any time from and after the Original Issue Date, to all holders of any class or series of its Capital Stock, of rights or warrants to subscribe for or purchase shares of its capital stock or of any other right;

     (b) the Company shall authorize, at any time from and after the Original Issue Date, the distribution to all holders of any class or series of its Capital Stock, of evidences of its indebtedness or assets;

     (c) the Company shall declare a dividend (or other distribution) on its Common Stock or the Company shall declare a special nonrecurring dividend on or a redemption of its Common Stock;

     (d) of any subdivision, combination or reclassification of any class or series of Capital Stock of the Company at any time from and after the Original Issue Date or of any consolidation or merger to which the Company is a party and for which approval by the shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

     (e) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the Holders, at their last addresses as they shall appear upon the registration books of the Company, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (i) the date as of which the holders of record of such class or series of Capital Stock are to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action is expected to become effective, and the date as of which it is expected that holders of record of such class or series of Capital Stock record shall be entitled to exchange their stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action.

     The failure to give the notice required by this Section 10.4 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action, or the vote upon any of the foregoing.

     11.5 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     11.6  References.  References  to Sections and Articles are to Sections and
Articles  of  this  Certificate  of  Designation,   unless  otherwise  expressly
provided.

     11.7 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     11.8 Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company (including any bond the Company's transfer agent requires the Holders to post) of the loss, theft, destruction or mutilation of any stock certificates representing Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series B2 Preferred Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Stock into Common Stock.

     11.9 Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company further covenants that it will not take any action which might materially and adversely affect the rights of the Holders of Preferred Stock. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     11.10 Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

     11.11 Limitation  on  Cash  Payments.   Notwithstanding  anything  in  the
Certificate of Designation to the contrary, in no event at any time shall the amount of cash to which any Holder is entitled in respect of a share of Preferred Stock or a Warrant exceed nineteen percent (19%) per annum of the Liquidation Value of the aggregate number of shares of Preferred Stock (the "Maximum Cash Payment") held by such Holder (except with respect to payments pursuant to Articles VII and VIII). To the extent any provision in the Certificate of Designation requires payment in excess of the Maximum Cash Payment, such provision is superseded by this Section 10.11 such that no amount in excess of the Maximum Cash Payment shall at anytime be due, payable, or otherwise accrue.



                          [SIGNATURE PAGE(S) TO FOLLOW]

     IN WITNESS WHEREOF Level 8 Systems, Inc. has caused this Certificate of Designation to be signed by its Chief Operating and Financial Officer on this __ day of August 2002.

                                               By: _____________________________
                                                  John P. Broderick
                                                  Chief Operating and Financial
                                                  Officer

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER


(To be Executed by the Registered Holder in order to convert shares of Series B2
Convertible Preferred Stock)

     The undersigned hereby elects to convert the number of shares of Series B2 Convertible Redeemable Preferred Stock ("Series B2 Preferred Stock") indicated below, into shares of common stock, par value $.001 per share (the "Common Stock"), of Level 8 Systems, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

___ The undersigned hereby certifies that the Common Stock issuable pursuant to this Conversion Notice has been sold pursuant to a registration statement under the Securities Act of 1933 which identifies the Holder as a selling security holder. This must be checked for shares free of restrictive legends to be issued.

Conversion calculations:
                                   ---------------------------------------------
                                   Date to effect conversion

                                   ---------------------------------------------
                                   Number of shares of Series B2 Preferred Stock to be converted

                                   ---------------------------------------------
                                   Number of shares of Common Stock to be issued

                                   ---------------------------------------------
                                   Applicable Conversion Price

                                   ---------------------------------------------
                                   Signature of Holder

                                   ---------------------------------------------
                                   Name

                                   ---------------------------------------------
                                   Address